Exhibit 99.1

ProFrac Holding Corp. Reports 2022 Fourth Quarter and Full Year Financial and Operational Results

WILLOW PARK, Texas, March 21, 2023 /PRNewswire/ -- ProFrac Holding Corp. (NASDAQ: ACDC) ("ProFrac", or the "Company") today announced financial and operational results for its fourth quarter and full year ended December 31, 2022.

Full Year 2022 Results

  Total revenue of $2.4 billion, up 216% year-over-year
  Net income totaled $342.7 million compared to a net loss of ($43.5) million in the previous year
  Adjusted EBITDA(1) excluding Flotek increased approximately 520% year-over-year to $835.5 million
  Adjusted EBITDA per active fleet(2) excluding Flotek was $27.9 million on 29.9 average active fleets during the year
  Full year results include the consolidation of Flotek results which contributed $37.1 million in revenue excluding intercompany eliminations, and ($24.3) million in Adjusted EBITDA

Fourth Quarter 2022 Results and Recent Highlights

  Total revenue grew approximately 14% sequentially to $794.1 million over 2022 third quarter revenue
  Net income declined approximately 17% sequentially to $116 million
  Adjusted EBITDA(1) excluding Flotek increased approximately 2% sequentially to $269.2 million
  Annualized Adjusted EBITDA per fleet(2) excluding Flotek was $29.9 million on 36 average active fleets during the quarter
  Fourth quarter results include the consolidation of Flotek results which contributed $15.9 million in revenue excluding intercompany eliminations, and ($5.8) million in Adjusted EBITDA
  In the fourth quarter of 2022, the Company successfully closed on its acquisitions of US Well Services, the Eagle Ford sand mining operations of Monarch Silica, and Rev Energy Holdings
  In the first quarter of 2023, the Company upsized the term loan credit facility by $320 million and closed on its acquisitions of Producers Service Holdings and Performance Proppants

Matt Wilks, ProFrac's Executive Chairman, stated, "I am extremely pleased with our company's commitment and hard work that continues to generate improved operational efficiencies and financial growth as we scale the business. We believe our vertically integrated business model positions ProFrac to reduce market volatility and deliver more consistent profitability throughout the cycle."

Ladd Wilks, ProFrac's Chief Executive Officer, added, "We are incredibly proud of our team's performance in the fourth quarter growing revenue by 14% sequentially despite an early round of cold weather that impacted operations. We continue to benefit from our vertically integrated services model. By controlling critical links in our supply chain and maintaining an unwavering focus on safety, efficiency and profitability, we believe we are well positioned to generate industry leading returns."

Full Year 2022 Financial Results

For the year ended December 31, 2022, consolidated revenue grew 216% from the prior year and totaled $2.4 billion. The increase was primarily attributable to an increase in customer activity for our stimulation services, improved pricing, and an increase in active fleets associated with the Company's acquisitions of FTSI and USWS during the year. The Company also benefited from increased proppant sales due to more active mines during the year.

For the year ended December 31, 2022, the Company's average active fleet count was 29.9 fleets compared to 14 fleets in 2021.

For the year ended December 31, 2022, selling, general, and administrative costs were $243.1 million. Excluding stock-based compensation, selling, general, and administrative costs were $175.7 million, of which $17.5 million related to Flotek.

For the year ended December 31, 2022, net income totaled $342.7 million, or $2.06 per Class A share. This compares to a net loss of ($43.5) million the previous year. Excluding the operating results attributable to Flotek, net income totaled $372.1 million.

Adjusted EBITDA increased 502% to $811.2 million, or $27.1 million per fleet, for the year ended December 31, 2022. Excluding the operating results attributable to Flotek, Adjusted EBITDA totaled $835.5 million, or $27.9 million per average active fleet.

Operating cash flow grew 846% to $415.2 million for the year ended December 31, 2022. This includes approximately $271 million in working capital build during the year from increased activity and pricing levels.

Fourth Quarter 2022 Financial Results

For the fourth quarter of 2022, consolidated revenues totaled $794.1 million, up roughly 14% sequentially. The increase was driven by a higher active fleet count and material sales, slightly offset by lower average pricing on the fleets acquired from USWS and lower efficiencies during the quarter, some of which were weather related.

The Company's average active fleet count for the fourth quarter was 36 fleets compared to 31 fleets in the prior quarter.

Selling, general, and administrative costs were $74.1 million. Excluding stock-based compensation, selling, general, and administrative costs were $60.0 million, of which $4.8 million related to Flotek. This represents an increase of 16% sequentially, primarily attributable to the expansion of our fleet count and the buildout of our proppant segment.

Net income for the fourth quarter declined 17% to $116 million, or $0.82 per Class A share. Excluding the operating results attributable to Flotek, net income totaled $123.8 million.

In the fourth quarter, Adjusted EBITDA increased 4% from the prior quarter and totaled $263.4 million, or $29.3 million per fleet on an annualized basis. Excluding the operating results attributable to Flotek, Adjusted EBITDA totaled $269.2 million, or $29.9 million per fleet on an annualized basis.

Operating cash flow was $158.6 million in the fourth quarter, an 8% decrease from the previous quarter. This includes a working capital build of $57.7 million.

Outlook

Lower commodity prices have impacted our customers' business over the last several months. Pricing levels have remained steady through February, but the Company will continue to assess the market dynamics. In response to the sharp reduction in gas prices, the Company has seen a less efficient calendar develop over the course of the first quarter of 2023. The less efficient calendar combined with the seasonal winter weather impacts is expected to slightly reduce the Company's efficiencies in the first quarter of 2023 compared to the fourth quarter of 2022.

The startup of operations at the Lamesa mine along with the acquisition of Monarch Silica, both in December, should allow the Company to operate approximately five mines during the first quarter of 2023. This should serve to increase the number of fully integrated fleets and materials sales. The acquisition of Performance Proppants in late February will result in the Company exiting the quarter with a total of eight operating mines.

The Company expects to enhance profit per fleet as it further integrates materials into its operating fleets, however Adjusted EBITDA per fleet will also be impacted by inefficiencies and fleet pricing trends in the market.

Business Segment Information

The Stimulation Services segment generated revenues of $767.4 million in the fourth quarter of 2022, which resulted in $252.1 million of Adjusted EBITDA.

The Proppant Production segment generated revenues of $35.4 million in the fourth quarter of 2022, which resulted in $20.2 million of Adjusted EBITDA. Approximately 64% of the Proppant Production segment's revenue was intercompany.

The Manufacturing segment generated revenues of $51.1 million in the fourth quarter of 2022, which resulted in ($3.1) million of Adjusted EBITDA. Approximately 95% of the Manufacturing segment's revenue was intercompany.

Our Other Business Activities generated revenues of $49.6 million in the fourth quarter of 2022, which resulted in $(5.8) million of Adjusted EBITDA. Approximately 68% of the Other Business Activities' revenue was intercompany. The Other Business Activities solely relate to the results of Flotek.

Capital Expenditures and Capital Allocation

Capital expenditures were $116.7 million for the fourth quarter and $356.2 for the year ended December 31, 2022, excluding acquisition related expenditures.

For 2023, the Company expects capital expenditures to be in line with 2022. The Company has budgeted approximately 15% of this amount to complete the construction of four electric-powered fleets. The Company also expects to allocate roughly 30% of its 2023 capital expenditure budget to complete engine upgrades and other growth initiatives, as well as another 15% for various initiatives in its proppant production and manufacturing segments. The remainder of the 2023 capital expenditure budget will be used to fund maintenance capital expenditures, estimated to be $3.0 million to $3.5 million per fleet per year.

Balance Sheet and Liquidity

Total gross debt outstanding as of December 31, 2022 was $959.4 million, $18.0 million of which was attributable to Flotek. Gross debt outstanding excluding amounts attributable to Flotek was $941.4 million, compared to $549.4 million as of September 30, 2022.

Total cash and cash equivalents as of December 31, 2022, was $35.1 million, $12.3 million of which was attributable to Flotek. Cash and cash equivalents excluding amounts attributable to Flotek was $22.8 million, compared to $56.2 million as of September 30, 2022.

As of December 31, 2022, and excluding amounts attributable to Flotek, the Company had $212.3 million of liquidity, including $22.8 million in cash and cash equivalents and $189.5 million of net availability under its asset-based credit facility.

Subsequent to year end, the Company closed on its acquisition of Performance Proppants for $475 million. To finance the cash portion of this transaction, which amounted to $469 million, the Company upsized its term loan credit facility by $320 million and increased the aggregate maximum revolver amount on the asset-based credit facility by $120 million. The additional funds from the term loan credit facility, combined with a $298 million draw on the asset-based credit facility and cash from operations were utilized to close the transaction. The Company currently has total availability under the asset-based credit facility of $79 million, including letters of credit.

Footnotes

(1) Adjusted EBITDA is a financial measure not presented in accordance with generally accepted accounting principles ("GAAP") (a "Non-GAAP Financial Measure"). Please see "Non-GAAP Financial Measures" at the end of this news release.

(2) Adjusted EBITDA per fleet is a Non-GAAP Financial Measure. Please see "Non-GAAP Financial Measures" at the end of this news release.

Conference Call

ProFrac has scheduled a conference call on Tuesday, March 21, 2023 at 11:30 a.m. Eastern time / 10:30 a.m. Central time. Please dial 412-902-0030 and ask for the ProFrac Holding Corp. call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://ir.pfholdingscorp.com/news-events/ir-calendar. A telephonic replay of the conference call will be available through March 28, 2023 and may be accessed by calling 201-612-7415 using passcode 13735078#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About ProFrac Holding Corp.

ProFrac Holding Corp. is a technology-focused, vertically integrated energy services company providing well stimulation services, proppants production and other complementary products and services to oil and gas companies engaged in the exploration and production ("E&P") of unconventional oil and natural gas resources throughout the United States. Founded in 2016, ProFrac was built to be the go-to service provider for E&P companies' most demanding hydraulic fracturing needs. ProFrac is focused on employing new technologies to significantly reduce "greenhouse gas" emissions and increase efficiency in what has historically been an emissions-intensive component of the unconventional E&P development process. For more information, please visit the ProFrac's website at www.pfholdingscorp.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release may be considered "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In some cases, the reader can identify forward-looking statements by words such as "may," "should," "expect," "intend," "will," "estimate," "anticipate," "believe," "predict," or similar words. Forward-looking statements relate to future events or the Company's future financial or operating performance. These forward-looking statements include, among other things, statements regarding: the Company's strategies and plans for growth; the Company's positioning, resources, capabilities, and expectations for future performance; market and industry expectations; the anticipated benefits of the Company's acquisitions of U.S. Well Services, the Eagle Ford Sand mining operations of Monarch Silica, Rev Energy Holdings, Producers Services Holdings and Performance Proppants; the Company's estimates with respect to the profitability and utilization of its electric, conventional and dual fleets; the Company's currently expected guidance regarding its first quarter 2023 results of operations; the Company's currently expected guidance regarding its full year 2022 capital expenditures and capital allocation; statements regarding the availability of funds under the Company's credit facilities; the Company's anticipated timing for operationalizing its new electric fleets and its sand mines; the amount of capital available to the Company in future periods; any financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; any estimates and forecasts of financial and other performance metrics; and the Company's outlook and financial and other guidance. Such forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the ability to achieve the anticipated benefits of the acquisitions of U.S. Well Services, the Eagle Ford sand mining operations of Monarch Silica, Rev Energy Holdings, Producers Services Holdings and Performance Proppants, including risks relating to integrating acquired assets and personnel; the failure to operationalize the Company's new fleets and sand mines in a timely manner or at all; the Company's ability to deploy capital in a manner that furthers the Company's growth strategy, as well as the Company's general ability to execute its business plans; industry conditions, including fluctuations in supply, demand and prices for the Company's products and services; global and regional economic and financial conditions; the effectiveness of the Company's risk management strategies; the transition to becoming a public company; and other risks and uncertainties set forth in the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in the Company's filings with the Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov.

Forward-looking statements are also subject to the risks and other issues described below under "Non-GAAP Financial Measures," which could cause actual results to differ materially from current expectations included in the Company's forward-looking statements included in this press release. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward looking statements will be achieved, including without limitation any expectations about the Company's operational and financial performance or achievements through and including 2023. There may be additional risks about which the Company is presently unaware or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company anticipates that subsequent events and developments will cause its assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it expressly disclaims any duty to update these forward-looking statements, except as otherwise required by law.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDA per fleet are non-GAAP financial measures and should not be considered as substitutes for net income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of our profitability or liquidity. Adjusted EBITDA and Adjusted EBITDA per fleet are supplemental measures utilized by our management and other users of our financial statements such as investors, commercial banks, research analysts and others, to assess our financial performance because they allow us to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of our management team (such as income tax rates).

We view Adjusted EBITDA and Adjusted EBITDA per fleet as important indicators of performance. We define Adjusted EBITDA as our net income (loss), before (i) interest expense, net, (ii) income tax provision, (iii) depreciation, depletion and amortization, (iv) loss on disposal of assets, (v) stock-based compensation, and (vi) other unusual or non-recurring charges, such as costs and stock compensation expense related to our initial public offering, non-recurring supply commitment charges, certain credit losses, loss on extinguishment of debt and gain on investment. We define Adjusted EBITDA per fleet for a particular period as Adjusted EBITDA calculated as a daily average of active fleets during period.

We believe that our presentation of Adjusted EBITDA and Adjusted EBITDA per fleet will provide useful information to investors in assessing our financial condition and results of operations. In particular, we believe Adjusted EBITDA per fleet allows investors to compare the performance of our fleets across comparable periods and against the fleets of our competitors who may have different capital structures, which may make a fleet-for-fleet comparison more difficult. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA, and net income (loss) per fleet is the GAAP measure most directly comparable to Adjusted EBITDA per fleet. Adjusted EBITDA should not be considered as an alternative to net income (loss), and Adjusted EBITDA per fleet should not be considered as an alternative to net income (loss) per fleet. Adjusted EBITDA and Adjusted EBITDA per fleet have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measure. Because Adjusted EBITDA and Adjusted EBITDA per fleet may be defined differently by other companies in our industry, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA per fleet to the most directly comparable GAAP financial measure for the periods indicated.

-Tables to Follow-

ProFrac Holding Corp. (NasdaqGS: ACDC)
Consolidated Statements of Operations

	Three Months Ended				Twelve Months Ended
	Dec. 31	Sep. 30	Dec. 31	Sep. 30	Dec. 31	Dec. 31
(In millions)	2022	2022(1)	2021	2021	2022(1)	2021

Revenues	$794.1	$696.7	$248.0	$195.9	$2,425.6	$768.4

Operating costs and expenses:
Cost of revenues, exclusive of depreciation, depletion and amortization	471.0	392.0	180.9	144.2	1,438.7	570.1
Selling, general, and administrative	74.1	64.5	19.0	17.2	243.1	64.2
Depreciation, depletion and amortization	89.2	69.1	35.1	35.2	267.3	140.7
Acquisition related expenses	25.9	5.8	-	-	48.8	-
Other operating (income) expenses, net	8.7	0.6	1.1	6.3	15.3	11.4
Total operating costs and expenses	668.9	532.0	236.1	202.9	2,013.2	786.4

Operating income (loss)	125.2	164.7	11.9	(7.0)	412.4	(18.0)

Other (expense) income:
Interest expense, net	(20.5)	(16.3)	(6.7)	(6.9)	(59.5)	(25.8)
Loss on extinguishment of debt	(0.3)	(0.2)	(0.5)	-	(17.6)	(0.5)
Other (expense) income, net	8.3	(1.0)	0.4	-	16.5	0.6

Income (loss) before income tax provision	112.7	147.2	5.1	(13.9)	351.8	(43.7)
Income tax (provision) benefit	3.3	(7.9)	-	(0.2)	(9.1)	0.2

Net income (loss)	$116.0	$139.3	$5.1	$(14.1)	$342.7	$(43.5)

Less: net (income) loss attributable to ProFrac Predecessor	-	-	(6.1)	14.0	(73.6)	42.4
Less: net loss attributable to noncontrolling interests	8.3	11.8	1.0	0.1	28.4	1.1
Less: net income attributable to redeemable noncontrolling interests	(83.4)	(107.1)	-	-	(206.0)	-

Net income attributable to ProFrac Holding Corp.	$40.9	$44.0	$-	$-	$91.5	$-

(1)

During the fourth quarter of 2022, the Company identified and corrected immaterial errors related to the recognition and classification of certain repairs and maintenance expenses in the first three quarters of 2022.

ProFrac Holding Corp. (NasdaqGS: ACDC)
Consolidated Balance Sheet

	Dec. 31	Dec. 31
(In millions)	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$35.1	$5.4
Accounts receivable, net	535.5	161.6
Accounts receivable—related party	2.1	4.5
Inventories	249.5	74.0
Prepaid expenses and other current assets	43.2	6.2
Total current assets	865.4	251.7

Property, plant, and equipment, net	1,396.4	363.7
Operating lease right-of-use assets	112.9	-
Goodwill	240.5	-
Intangible assets, net	203.1	27.8
Investments	58.6	4.2
Deferred tax assets	0.4	-
Other assets	56.3	17.2
Total assets	2,933.6	664.6

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND STOCKHOLDERS' AND MEMBERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	339.4	136.7
Accounts payable—related party	24.0	21.3
Accrued expenses	115.4	22.5
Current portion of long-term debt	127.6	31.8
Current portion of operating lease liabilities	36.0	-
Other current liabilities	25.7	34.4
Total current liabilities	668.1	246.7

Long-term debt	735.0	235.1
Long-term debt—related party	62.8	34.7
Operating lease liabilities	81.0	-
Other liabilities	36.0	-
Total liabilities	1,582.9	516.5

Redeemable noncontrolling interest	2,462.9	-

Members' equity	-	147.0
Preferred stock	-	-
Class A Common Stock	0.5	-
Class B Common Stock	1.0	-
Additional paid-in capital	-	-
Accumulated deficit	(1,185.9)	-
Accumulated other comprehensive income	0.1	0.1
Total stockholders' and members' (deficit) equity attributable to ProFrac Holding Corp.	(1,184.3)	147.1
Noncontrolling interests	72.1	1.0
Total stockholders' and members' (deficit) equity	(1,112.2)	148.1
Total liabilities, redeemable noncontrolling interest, and stockholders' and members' (deficit) equity	$2,933.6	$664.6

ProFrac Holding Corp. (NasdaqGS: ACDC)
Consolidated Statements of Cash Flow

	Three Months Ended		Twelve Months Ended
	Dec. 31	Sep. 30	Dec. 31	Dec. 31
(In millions)	2022	2022(1)	2022(1)	2021

Cash flows from operating activities:
Net income (loss)	$116.0	$139.3	$342.7	$(43.5)

Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation, depletion and amortization	89.2	69.1	267.3	140.7
Stock-based compensation	14.1	12.9	67.4	-
Loss on disposal of assets, net	(0.5)	0.6	2.1	9.8
Non-cash loss on extinguishment of debt	0.2	0.3	10.7	0.5
Amortization of debt issuance costs	2.0	2.0	6.7	2.2
Bad debt expense, net of recoveries	-	-	-	-
Provision for inventory obsolescence	-	-	-	-
Deferred tax expense	1.3	1.4	3.7	-
Unrealized gain on investments, net	(7.9)	-	(16.4)	-
Other non-cash items, net	1.9	-	1.9	(1.3)
Changes in operating assets and liabilities:
Accounts receivable	17.2	(46.1)	(203.3)	(89.6)
Inventories	(8.3)	(39.4)	(105.1)	(16.1)
Prepaid expenses and other assets	(7.8)	(11.5)	(26.4)	3.8
Accounts payable	36.6	19.1	42.9	31.6
Accrued expenses	(80.5)	28.3	30.1	6.1
Deferred revenues and other liabilities	(14.9)	(3.9)	(9.1)	(0.3)
Net cash provided by operating activities	158.6	172.1	415.2	43.9

Cash flows from investing activities:
Investment in property, plant & equipment	(116.7)	(123.4)	(356.2)	(87.4)
Proceeds from sale of assets	1.7	0.5	48.3	17.5
Acquisitions, net of cash acquired	(285.8)	(97.7)	(640.7)	(4.3)
Investment in preferred shares of BPC	-	-	(47.2)	(4.2)
Initial investment in Flotek	-	-	(10.0)	-
Other investments	2.0	(20.9)	(22.8)	-
Net cash used in investing activities	(398.8)	(241.5)	(1,028.6)	(78.4)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	0.1	231.3	818.9	160.3
Repayments of long-term debt	(15.9)	(18.0)	(531.7)	(146.9)
Borrowings from revolving credit agreements	314.2	56.5	567.9	63.5
Repayments to revolving credit agreements	(80.0)	(199.8)	(402.7)	(35.5)
Payment of debt issuance costs	(5.3)	(9.7)	(38.6)	(2.0)
Member contribution	-	-	5.0	-
Proceeds from issuance of common stock	-	-	329.1	-
Payment of THRC related equity	-	-	(72.9)	-
Payment of common stock issuance costs	-	-	(27.4)	-
Other	(1.7)	-	(1.7)	(2.5)
Net cash provided by financing activities	211.4	60.3	645.9	36.9

Net increase in cash, cash equivalents, and restricted cash	$(28.8)	$(9.1)	$32.5	$2.4
Cash, cash equivalents, and restricted cash beginning of period	66.7	75.8	5.4	3.0
Cash, cash equivalents, and restricted cash end of period	$37.9	$66.7	$37.9	$5.4

(1)

During the fourth quarter of 2022, the Company identified and corrected immaterial errors related to the recognition and classification of certain repairs and maintenance expenses in the first three quarters of 2022.

ProFrac Holding Corp. (NasdaqGS: ACDC)
Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended				Twelve Months Ended
	Dec. 31	Sep. 30	Dec. 31	Sep. 30	Dec. 31	Dec. 31
(In millions)	2022	2022(1)	2021	2021	2022(1)	2021

Net income (loss)	$116.0	$139.3	$5.1	$(14.1)	$342.7	$(43.5)

Interest expense, net	20.5	16.3	6.7	6.9	59.5	25.8
Depreciation, depletion and amortization	89.2	69.1	35.1	35.2	267.3	140.7
Income tax benefit (provision)	(3.3)	7.9	-	0.2	9.1	(0.2)
Loss on disposal of assets, net	(0.5)	0.7	2.3	3.4	2.1	9.8
Loss on extinguishment of debt	0.3	0.2	0.5	-	17.6	0.5
Accruals for legal contingencies	7.3	-	-	-	11.3	-
Stock-based compensation	3.9	2.7	-	-	8.1	-
Stock-based compensation related to deemed contributions	10.2	10.2	-	-	59.3	-
Bad debt expense, net of recoveries	1.9	-	(3.7)	2.6	1.9	(1.2)
Loss on foreign currency transactions	-	(0.1)	0.1	0.1	-	0.2
Reorganization costs	-	-	1.8	0.2	-	2.1
Acquisition related expenses	25.9	5.8	-	-	48.8	-
Severance charges	-	-	0.5	-	-	0.5
Supply commitment charges	-	-	-	-	-	-
Unrealized gain on investments, net	(8.0)	-	-	-	(16.5)	-
Adjusted EBITDA	$263.4	$252.1	$48.4	$34.5	$811.2	$134.7

(1)

During the fourth quarter of 2022, the Company identified and corrected immaterial errors related to the recognition and classification of certain repairs and maintenance expenses in the first three quarters of 2022.

ProFrac Holding Corp. (NasdaqGS: ACDC)
Reconciliation of Net Income (Loss) to Pro Forma Adjusted EBITDA excluding Flotek

	Three Months Ended				Twelve Months Ended
	Dec. 31	Sep. 30	Dec. 31	Sep. 30	Dec. 31	Dec. 31
(In millions except average active fleets and annualization factor)	2022	2022(1)	2021	2021	2022(1)	2021

Net income (loss)	$116.0	$139.3	$5.1	$(14.1)	$342.7	$(43.5)

Interest expense, net	20.5	16.3	6.7	6.9	59.5	25.8
Depreciation, depletion and amortization	89.2	69.1	35.1	35.2	267.3	140.7
Income tax benefit (provision)	(3.3)	7.9	-	0.2	9.1	(0.2)
Loss on disposal of assets, net	(0.5)	0.7	2.3	3.4	2.1	9.8
Loss on extinguishment of debt	0.3	0.2	0.5	-	17.6	0.5
Accruals for legal contingencies	7.3	-	-	-	11.3	-
Stock-based compensation	3.9	2.7	-	-	8.1	-
Stock-based compensation related to deemed contributions	10.2	10.2	-	-	59.3	-
Bad debt expense, net of recoveries	1.9	-	(3.7)	2.6	1.9	(1.2)
Loss on foreign currency transactions	-	(0.1)	0.1	0.1	-	0.2
Reorganization costs	-	-	1.8	0.2	-	2.1
Acquisition related expenses	25.9	5.8	-	-	48.8	-
Severance charges	-	-	0.5	-	-	0.5
Supply commitment charges	-	-	-	-	-	-
Unrealized gain on investments, net	(8.0)	-	-	-	(16.5)	-
Total adjusted EBITDA for reportable segments	$263.4	$252.1	$48.4	$34.5	$811.2	$134.7
Less: other business activities operating results	5.8	11.1	-	-	24.3	-
Adjusted EBITDA excluding other business activities	269.2	263.2	48.4	34.5	835.5	134.7
Average active fleets	36.0	31.0	16.0	14.7	29.9	14.0
Adjusted EBITDA excluding other business activities per average active fleet	7.5	8.5	3.0	2.3	27.9	9.6
Annualization factor	4.0	4.0	4.0	4.0	1.0	1.0
Annualized adjusted EBITDA excluding other business activities per average active fleet	$29.9	$34.0	$12.1	$9.4	$27.9	$9.6

(1)

During the fourth quarter of 2022, the Company identified and corrected immaterial errors related to the recognition and classification of certain repairs and maintenance expenses in the first three quarters of 2022.

ProFrac Holding Corp. (NasdaqGS: ACDC)
Segment Information

	Three Months Ended				Twelve Months Ended
	Dec. 31	Sep. 30	Dec. 31	Sep. 30	Dec. 31	Dec. 31
(In millions)	2022	2022(1)	2021	2021	2022(1)	2021

Revenues
Stimulation services	$767.4	$668.6	$242.4	$190.7	$2,348.7	$745.4
Proppant production	35.4	24.6	7.5	6.4	90.0	27.2
Manufacturing	51.1	48.7	25.6	19.9	166.7	76.4
Other	49.6	46.9	-	-	111.8	-
Total segments	903.5	788.8	275.5	217.0	2,717.2	849.0
Eliminations	(109.4)	(92.1)	(27.5)	(21.1)	(291.6)	(80.6)
Total revenues	$794.1	$696.7	$248.0	$195.9	$2,425.6	$768.4

Adjusted EBITDA
Stimulation services	$252.1	$249.5	$47.6	$31.6	$771.4	$122.6
Proppant production	20.2	9.2	2.6	2.4	49.8	10.7
Manufacturing	(3.1)	4.5	(1.8)	0.5	14.3	1.4
Other	(5.8)	(11.1)	-	-	(24.3)	-
Adjusted EBITDA for reportable segments	$263.4	$252.1	$48.4	$34.5	$811.2	$134.7

(1)

During the fourth quarter of 2022, the Company identified and corrected immaterial errors related to the recognition and classification of certain repairs and maintenance expenses in the first three quarters of 2022.

ProFrac Holding Corp. (NasdaqGS: ACDC)
Net Debt

	Dec. 31	Sep. 30
(In millions)	2022	2022

Current portion of long-term debt	$127.6	$60.5
Long-term debt	735.0	484.3
Long-term debt—related party	62.8	-
Total debt	925.4	544.8

Plus: Unamortized debt issuance costs	34.0	23.2
Total gross debt	959.4	568.0

Less: Cash and cash equivalents	(35.1)	(64.7)
Net debt	$924.3	$503.3

ProFrac Holding Corp. (NasdaqGS: ACDC)
Net Debt excluding Other Business Activities

	Dec. 31	Sep. 30
(In millions)	2022	2022

Current portion of long-term debt	$112.4	$44.9
Long-term debt	732.2	481.3
Long-term debt - related party	62.8	-
Total debt	907.4	526.2

Plus: Unamortized debt issuance costs	34.0	23.2
Total gross debt	941.4	549.4

Less: Cash and cash equivalents	(22.8)	(56.2)
Net debt	$918.6	$493.2

Contacts:	ProFrac Holding Corp.
Lance Turner – Chief Financial Officer
Bryan Wheatly – Director, Investor Relations
investors@profrac.com

Dennard Lascar Investor Relations
Ken Dennard / Rick Black
ACDC@dennardlascar.com